Exhibit 5.1

Ethan E. Christensen
(858) 550-6076
christensene@cooley.com

June 23, 2008

CardioNet, Inc.

227 Washington Street #300

Conshohocken, PA 19428

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CardioNet, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 7,680,902 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect; and such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below.  As to certain factual matters, we have relied upon a certificate of an officer of the Company.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/s/ Ethan E. Christensen
Ethan E. Christensen

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM